Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-3990

FOR IMMEDIATE RELEASE
Contact:
Timothy A. Bonang, Director of Investor Relations, or Carlynn Finn, Manager of Investor Relations
(617) 796-8222
www.hrpreit.com

HRPT Properties Trust Brings Litigation Challenging Constitutionality

of Recent Hawaii Legislation

Newton, MA (August 14, 2009): HRPT Properties Trust (NYSE: HRP) today announced that it has commenced litigation to declare recent Hawaii state legislation which seeks to limit rent increases at HRPT’s leased industrial and commercial land in Hawaii to be in violation of the United States Constitution.

The complaint in this litigation has been filed in the U.S. District Court for the District of Hawaii as Civil Case No. 09-0375 JMS/KSC.  A copy of the complaint also will be filed with the U.S. Securities and Exchange Commission on Form 8-K.  HRPT intends to make no further public statements about this litigation at this time.

HRPT Properties Trust is a real estate investment trust headquartered in Newton, MA which owns office and industrial properties throughout the United States, including approximately 17 million sq.ft. of leased industrial and commercial lands on Oahu, Hawaii.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HRPT’S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  FOR EXAMPLE:

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock
Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

•                  THIS PRESS RELEASE STATES THAT RECENT HAWAII STATE LEGISLATION SEEKS TO LIMIT RENT INCREASES AT HRPT’S LEASED INDUSTRIAL AND COMMERCIAL LANDS IN HAWAII.  AN IMPLICATION OF THIS STATEMENT MAY BE THAT HRPT EXPECTS THE RENTS IT RECEIVES TO INCREASE.  HRPT’S HAWAII LAND IS GENERALLY LEASED UNDER LONG TERM LEASE CONTRACTS SUBJECT TO PERIODIC RENT RESETS.  THE AMOUNTS OF RENT RESETS ARE GENERALLY DETERMINED BASED UPON NEGOTIATIONS BETWEEN HRPT AND ITS AFFECTED LESSEES, OR FAILING AGREEMENT BY APPRAISALS.  EXCEPT AS THIS PROCESS MAY BE MODIFIED BY THE RECENT HAWAII STATE LEGISLATION, THE RENT RESET PROCESS GENERALLY SETS RENTS BASED UPON MARKET CONDITIONS.  ALTHOUGH HRPT BELIEVES THAT THE CURRENT RENTS WHICH ARE SUBJECT TO THE RECENT LEGISLATION ARE AT BELOW FAIR MARKET VALUE RATES, HRPT’S BELIEF MAY BE WRONG OR MARKET CONDITIONS MAY CHANGE AND SUCH CHANGES ARE BEYOND HRPT’S CONTROL.   ACCORDINGLY, FUTURE RENT RESETS FOR HRPT’S LEASED LAND IN HAWAII MAY NOT RESULT IN RENT INCREASES, BUT RENT RESETS MAY RESULT IN UNCHANGED OR LOWER RENTS.

•                  THIS PRESS RELEASE STATES THAT HRPT HAS COMMENCED LITIGATION TO DECLARE RECENT HAWAII STATE LEGISLATION WHICH SEEKS TO LIMIT RENT INCREASES AT HRPT’S LEASED INDUSTRIAL AND COMMERCIAL LANDS IN HAWAII TO BE IN VIOLATION OF THE UNITED STATES CONSTITUTION.  THE IMPLICATION OF THIS STATEMENT IS THAT THIS RECENT HAWAII LEGISLATION MAY BE DECLARED TO BE UNENFORCEABLE.  IN FACT, THE DEFENDANT STATE OF HAWAII HAS NOT YET RESPONDED TO THIS LITIGATION.  COURT RULINGS DURING LITIGATION CAN OFTEN CAUSE UNEXPECTED RESULTS.  ALSO, LITIGATION IS OFTEN EXPENSIVE AND DISTRACTING TO MANAGEMENT.  HRPT CAN PROVIDE NO ASSURANCES REGARDING THE OUTCOME OF THIS LITIGATION.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

ALSO, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, BY ISSUING THIS PRESS RELEASE HRPT DOES NOT INTEND TO IMPLY THAT IT WILL ISSUE UPDATES OF THE MATTERS DISCUSSED IN THIS PRESS RELEASE.

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